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As filed with the Securities and Exchange Commission on December 11, 2006

Registration No. 333-136125

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AFFYMAX, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	77-0579396
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4001 Miranda Avenue
Palo Alto, CA 94304
(650) 812-8700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Arlene M. Morris
President and Chief Executive Officer
4001 Miranda Avenue
Palo Alto, CA 94304
(650) 812-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Laura A. Berezin, Esq. Barbara A. Kosacz, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 (650) 843-5000	Bruce K. Dallas, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The purpose of this Amendment No. 4 is to re-file Exhibits 10.8, 10.18, 10.19, 10.20, 10.22, 10.23, 10.29, 10.30 and 23.3 to this Registration Statement on Form S-1. Exhibits 10.18, 10.19, 10.20, 10.22, 10.23, 10.29, and 10.30 are being re-filed to reflect the comments received from the Commission with regard to our request for confidential treatment of such exhibits. Among the exhibits being re-filed with this Amendment, we continue to seek confidential treatment for portions of Exhibits 10.18, 10.22, 10.23, 10.29 and 10.30, as amended by our response to the Commission's comments. We have separately re-filed with the Commission the omitted portions of each exhibit for which our confidential treatment request has been amended. We continue to seek confidential treatment for and have not amended our request for confidential treatment with respect to Exhibits 10.21 and 10.24. Exhibit 10.8 is being re-filed to reflect its final form and Exhibit 23.3 is being re-filed as an updated consent at the request of the Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq Global Market filing fee.

Amount to be Paid
SEC registration fee	$12,305
NASD filing fee	12,000
Nasdaq Global Market initial listing fee	100,000
Blue sky qualification fees and expenses	10,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	600,000
Transfer agent and registrar fees and expenses	10,400
Miscellaneous expenses	155,295

Total	$2,600,000

Item 14. Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit,

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

  •
  unlawful payment of dividends or redemption of shares, or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Affymax or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        We have entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering	3.3
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.5
Amended and Restated Investor Rights Agreement, dated February 16, 2006, by and between the Registrant and certain of its stockholders	4.4
Form of Indemnification Agreement for Directors and Executive Officers	10.1

Item 15. Recent Sales of Unregistered Securities.

        The following list sets forth information regarding all securities sold by us since July 2001. All share amounts have been retroactively adjusted to give effect to a one-for-four reverse stock split of the registrant's common stock and preferred stock to become effective upon the effectiveness of the Company's initial public offering.

  (1)
  On August 13, 2001, we issued and sold an aggregate of 575,000 shares of Series A preferred stock to a total of four institutional and accredited investors for aggregate consideration of certain assets valued at $23,000,000. On April 6, 2006 and April 7, 2006, all of the holders of our Series A preferred stock exercised their right to convert such shares to shares of our common stock.

  (2)
  On August 13, 2001, we issued and sold an aggregate of 1,249,998 shares of Series B preferred stock to a total of thirteen institutional and accredited investors for aggregate consideration of $50,000,000. Upon completion of this offering, the shares will convert into 1,844,110 shares of common stock.

  (3)
  On August 13, 2001 we issued and sold an aggregate of 249,995 shares of our common stock to a total of ten institutional and accredited investors for aggregate consideration of $1,000,000.

  (4)
  In May 2003 and April 2004, we issued and sold to investors an aggregate of 2,650,399 shares of Series C preferred stock for an aggregate consideration of $40,000,000.

  (5)
  On January 1, 2005, in connection with the entry into a Master Lease Line Commitment Agreement dated January 1, 2005, as supplemented January 1, 2005, we issued and sold a warrant to purchase an aggregate of 1,987 shares of our Series C preferred stock to an institutional and accredited investor. The warrant is currently exercisable in whole or in part and shall terminate on the later of the seventh anniversary after the issue date or five years after the closing of this offering.

  (6)
  On July 11, 2005, we issued and sold an aggregate of 3,975,607 shares of Series D preferred stock to a total of twenty-five institutional and accredited investors for consideration of approximately $60,000,000.

  (7)
  On July 11, 2005, in connection with our Series D preferred stock financing, we issued and sold warrants to purchase an aggregate of 438,176 shares of our common stock to a total of eleven institutional and accredited investors. The warrants have a weighted average exercise price of $15.44 per share. These warrants will be deemed automatically net exercised upon the closing of this offering based upon an assumed initial public offering price of $23.00 per share price.

  (8)
  On February 16, 2006, we issued and sold an aggregate of 530,082 shares of Series E preferred stock to Takeda for consideration of approximately $10,000,000.

  (9)
  Since our inception through September 30, 2006, we have granted options under our 2001 Stock Option/Stock Issuance Plan, or 2001 Plan, to purchase 2,030,556 shares of common stock and we have granted stock awards under our 2001 Plan in an aggregate amount of 33,374 shares to employees, directors and consultants, having exercise prices ranging from $0.80 to $18.84 per share. Of the options granted, options to purchase 353,618 shares of common stock have been exercised for aggregate consideration of $274,256, at exercise prices ranging from $0.80 to $4.36 per share.

        The offers, sales and issuances of the securities described in Items 15(1) through 15(8) were exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

        The offers, sales and issuances of the securities described in Items 15(9) were deemed to be exempt from registration under the Securities Act on either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2001 Stock Option/Stock Issuance Plan. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Certificate of Incorporation, filed February 16, 2006 currently in effect
3.2†	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation
3.3†	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering
3.4†	Bylaws currently in effect
3.5†	Form of Amended and Restated Bylaws to be effective upon completion of this offering
4.1	Reference is made to exhibits 3.1 through 3.5
4.2†	Specimen Common Stock Certificate
4.3†	Warrant to purchase shares of Series C Preferred Stock
4.4†	Amended and Restated Investor Rights Agreement, dated September 7, 2006, by and between the Registrant and certain of its stockholders
5.1†	Opinion of Cooley Godward Kronish LLP
10.1+†	Form of Indemnity Agreement for Directors and Executive Officers
10.2+†	2001 Stock Option/Stock Issuance Plan
10.3+†	Form of Notice of Grant of Stock Option, Form of Stock Option Agreement and Form of Stock Purchase Agreement under 2001 Stock Option/Stock Issuance Plan
10.4+†	Form of Stock Issuance Agreement under 2001 Stock Option/Stock Issuance Agreement

10.5+†	2006 Equity Incentive Plan
10.6+†	Form of Option Grant Notice and Form of Option Agreement under 2006 Equity Incentive Plan
10.7+†	2006 Employee Stock Purchase Plan
10.8+	Form of Offering Document under 2006 Employee Stock Purchase Plan
10.9+†	Employment Agreement, dated June 10, 2003, by and between the Registrant and Arlene M. Morris
10.10+†	Executive Employment Agreement, dated November 17, 2005, by and between the Registrant and Paul B. Cleveland
10.11+†	Executive Employment Agreement, dated March 4, 2004, by and between the Registrant and Robert B. Naso
10.12+†	Executive Employment Agreement, dated August 9, 2005, by and between the Registrant and Ali Mahdavi
10.13+†	Summary of Non-Employee Director Compensation Program
10.14†	Research and Development/Office Lease, dated May 30, 1990, by and between Miranda Associates and Affymax Research Institute
10.15†	First Amendment to Lease, dated November 16, 1999, by and between Spieker Properties, L.P., successor in interest to Miranda Associates, and Affymax Research Institute
10.16†	Second Amendment to Lease, dated December 20, 1999, by and between Spieker Properties, L.P. and Affymax Research Institute
10.17†	Third Amendment, dated December 31, 2001, by and between EOP-Foothill Research Center, L.L.C., successor by merger to Spieker Properties L.P., and the Registrant
10.18*	EPO Receptor License Agreement, dated September 5, 1996, by and between the Registrant and Genetics Institute, Inc.
10.19	License Agreement (Therapeutic Products), dated June 28, 1996, by and between the Registrant, Dyax Corp. and Protein Engineering Corporation
10.20	License Agreement, dated July 25, 2001, by and between the Registrant and Dyax Corp.
10.21*†	License Agreement, dated July 27, 2001, by and between the Registrant, Glaxo Group Limited, SmithKline Beecham Corporation, Affymax N.V., Affymax Research Institute and Affymax Technologies N.V.
10.22*	License Agreement, dated August 13, 2001, by and between the Registrant and XOMA Ireland Limited
10.23*	License, Manufacturing, and Supply Agreement, dated April 8, 2004, by and between the Registrant and Nektar Therapeutics AL, Corporation
10.24*†	Letter Agreement, dated September 20, 2004, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.27)
10.25†	Extension of Letter Agreement for TFPI Product Candidates, dated August 23, 2005, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.28)
10.26†	Second Extension of Letter Agreement for TFPI Product Candidates, dated December 19, 2005, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.29)
10.27†	Third Extension of Letter Agreement for TFPI Product Candidates, dated February 28, 2006, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.30)
10.28†	Fourth Extension of Letter Agreement for TFPI Product Candidates, dated May 24, 2006, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.31)
10.29*	Collaboration and License Agreement, dated February 13, 2006, by and between the Registrant and Takeda Pharmaceutical Company Limited

10.30*	Collaboration and License Agreement, dated June 27, 2006, by and between the Registrant and Takeda Pharmaceutical Company Limited
10.31†	Research and Development Agreement, dated April 2, 1992, by and between the Registrant and The R.W. Johnson Pharmaceutical Research Institute (previously filed as Exhibit No. 10.34)
10.32†	Sublease Agreement, dated September 1, 2006, by and between the Registrant and TIBCO Software Inc.
10.33†	Fifth Extension Letter Agreement for TFPI Product Candidates, dated August 23, 2006, by and between the Registrant and EntreMed, Inc.
10.34†	Sixth Extension Letter Agreement for TFPI Product Candidates, dated November 27, 2006, by and between the Registrant and EntreMed, Inc.
23.1†	Consent of independent registered public accounting firm
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1
23.3	Consent of Duff & Phelps LLC
24.1†	Power of Attorney
†
Previously filed.

**
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 11th day of December, 2006.

AFFYMAX, INC.
By:	/s/ PAUL B. CLEVELAND Paul B. Cleveland Executive Vice President, Corporate Development and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ARLENE M. MORRIS* Arlene M. Morris	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	December 11, 2006
/s/ PAUL B. CLEVELAND* Paul B. Cleveland	Executive Vice President, Corporate Development and Chief Financial Officer (Principal Financial Officer)	December 11, 2006
/s/ ALI MAHDAVI* Ali Mahdavi	Vice President, Finance and Administration (Principal Accounting Officer)	December 11, 2006
/s/ JOHN P. WALKER* John P. Walker	Member of the Board of Directors	December 11, 2006
/s/ NICHOLAS G. GALAKATOS, PH.D.* Nicholas G. Galakatos, Ph.D.	Member of the Board of Directors	December 11, 2006
/s/ KATHLEEN LAPORTE* Kathleen LaPorte	Member of the Board of Directors	December 11, 2006
/s/ ELIZABETH CZEREPAK* Elizabeth Czerepak	Member of the Board of Directors	December 11, 2006
/s/ HIRONORI HOZOJI* Hironori Hozoji	Member of the Board of Directors	December 11, 2006

/s/ R. LEE DOUGLAS* R. Lee Douglas	Member of the Board of Directors	December 11, 2006
/s/ TED W. LOVE* Ted W. Love	Member of the Board of Directors	December 11, 2006
/s/ DANIEL K. SPIEGELMAN* Daniel K. Spiegelman	Member of the Board of Directors	December 11, 2006
*By:	/s/ PAUL B. CLEVELAND Paul B. Cleveland Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	†	Form of Underwriting Agreement
3.1	†	Amended and Restated Certificate of Incorporation, filed February 16, 2006 currently in effect
3.2	†	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation
3.3	†	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering
3.4	†	Bylaws currently in effect
3.5	†	Form of Amended and Restated Bylaws to be effective upon completion of this offering
4.1		Reference is made to exhibits 3.1 through 3.5
4.2	†	Specimen Common Stock Certificate
4.3	†	Warrant to purchase shares of Series C Preferred Stock
4.4	†	Amended and Restated Investor Rights Agreement, dated September 7, 2006, by and between the Registrant and certain of its stockholders
5.1	†	Opinion of Cooley Godward Kronish LLP
10.1	+†	Form of Indemnity Agreement for Directors and Executive Officers
10.2	+†	2001 Stock Option/Stock Issuance Plan
10.3	+†	Form of Notice of Grant of Stock Option, Form of Stock Option Agreement and Form of Stock Purchase Agreement under 2001 Stock Option/Stock Issuance Plan
10.4	+†	Form of Stock Issuance Agreement under 2001 Stock Option/Stock Issuance Agreement
10.5	+†	2006 Equity Incentive Plan
10.6	+†	Form of Option Grant Notice and Form of Option Agreement under 2006 Equity Incentive Plan
10.7	+†	2006 Employee Stock Purchase Plan
10.8	+	Form of Offering Document under 2006 Employee Stock Purchase Plan
10.9	+†	Employment Agreement, dated June 10, 2003, by and between the Registrant and Arlene M. Morris
10.10	+†	Executive Employment Agreement, dated November 17, 2005, by and between the Registrant and Paul B. Cleveland
10.11	+†	Executive Employment Agreement, dated March 4, 2004, by and between the Registrant and Robert B. Naso
10.12	+†	Executive Employment Agreement, dated August 9, 2005, by and between the Registrant and Ali Mahdavi
10.13	+†	Summary of Non-Employee Director Compensation Program
10.14	†	Research and Development/Office Lease, dated May 30, 1990, by and between Miranda Associates and Affymax Research Institute
10.15	†	First Amendment to Lease, dated November 16, 1999, by and between Spieker Properties, L.P., successor in interest to Miranda Associates, and Affymax Research Institute
10.16	†	Second Amendment to Lease, dated December 20, 1999, by and between Spieker Properties, L.P. and Affymax Research Institute
10.17	†	Third Amendment, dated December 31, 2001, by and between EOP-Foothill Research Center, L.L.C., successor by merger to Spieker Properties L.P., and the Registrant
10.18	*	EPO Receptor License Agreement, dated September 5, 1996, by and between the Registrant and Genetics Institute, Inc.
10.19		License Agreement (Therapeutic Products), dated June 28, 1996, by and between the Registrant, Dyax Corp. and Protein Engineering Corporation
10.20		License Agreement, dated July 25, 2001, by and between the Registrant and Dyax Corp.
10.21	*†	License Agreement, dated July 27, 2001, by and between the Registrant, Glaxo Group Limited, SmithKline Beecham Corporation, Affymax N.V., Affymax Research Institute and Affymax Technologies N.V.

10.22	*	License Agreement, dated August 13, 2001, by and between the Registrant and XOMA Ireland Limited
10.23	*	License, Manufacturing, and Supply Agreement, dated April 8, 2004, by and between the Registrant and Nektar Therapeutics AL, Corporation
10.24	*†	Letter Agreement, dated September 20, 2004, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.27)
10.25	†	Extension of Letter Agreement for TFPI Product Candidates, dated August 23, 2005, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.28)
10.26	†	Second Extension of Letter Agreement for TFPI Product Candidates, dated December 19, 2005, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.29)
10.27	†	Third Extension of Letter Agreement for TFPI Product Candidates, dated February 28, 2006, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.30)
10.28	†	Fourth Extension of Letter Agreement for TFPI Product Candidates, dated May 24, 2006, by and between the Registrant and EntreMed, Inc. (previously filed as Exhibit No. 10.31)
10.29	*	Collaboration and License Agreement, dated February 13, 2006, by and between the Registrant and Takeda Pharmaceutical Company Limited
10.30	*	Collaboration and License Agreement, dated June 27, 2006, by and between the Registrant and Takeda Pharmaceutical Company Limited
10.31	†	Research and Development Agreement, dated April 2, 1992, by and between the Registrant and The R.W. Johnson Pharmaceutical Research Institute (previously filed as Exhibit No. 10.34)
10.32	†	Sublease Agreement, dated September 1, 2006, by and between the Registrant and TIBCO Software Inc.
10.33	†	Fifth Extension Letter Agreement for TFPI Product Candidates, dated August 23, 2006, by and between the Registrant and EntreMed, Inc.
10.34	†	Sixth Extension Letter Agreement for TFPI Product Candidates, dated November 27, 2006, by and between the Registrant and EntreMed, Inc.
23.1	†	Consent of independent registered public accounting firm
23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1
23.3		Consent of Duff & Phelps LLC
24.1	†	Power of Attorney
†
Previously filed.

**
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX